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Exhibit 11 - Computation of Earnings Per Common Share

                   TCF FINANCIAL CORPORATION AND SUBSIDIARIES

                    Computation of Earnings Per Common Share
                  (Dollars in thousands, except per-share data)
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Computation of Basic Earnings Per Common
  Share for Statements of Operations:                                                  Year Ended December 31,
-----------------------------------------------------------------------    -------------------------------------------
                                                                              1999             1998             1997
                                                                           -----------     -----------     ------------
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Net income                                                                 $   166,039     $   156,179     $   145,061
                                                                           ===========     ===========     ============

Weighted average common shares outstanding                                  82,445,288      88,092,895      84,477,536
                                                                           ===========     ===========     ============

Basic earnings per common share                                            $      2.01     $      1.77     $      1.72
                                                                           ===========     ===========     ============

Computation of Diluted Earnings Per Common
  Share for Statements of Operations:
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Net income                                                                 $   166,039     $   156,179     $   145,061
Add:  Interest expense on 7 1/4% convertible
    subordinated debentures, net of tax                                              -               -             132
                                                                           ------------    ------------    ------------
Income applicable to common shareholders
    including effect of dilutive securities                                $   166,039     $   156,179     $   145,193
                                                                           ============    ============    ============
Weighted average number of common shares outstanding
    adjusted for effect of dilutive securities:
        Weighted average common shares outstanding used
            in basic earnings per common share calculation                  82,445,288      88,092,895       84,477,536
        Net dilutive effect of:
                Stock option plans                                             172,486         346,434          468,275
                Restricted stock plans                                         452,944         476,486          838,189
                Assumed conversion of 7 1/4% convertible
                    subordinated debentures                                          -               -          349,936
                                                                           ------------    ------------    -------------
                                                                            83,070,718      88,915,815       86,133,936
                                                                           ============    ============    =============
Diluted earnings per common share                                          $      2.00     $      1.76     $       1.69
                                                                           ============    ============    =============
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